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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference, of our report dated February 24, 2004 with respect to the consolidated financial statements and schedule of Chelsea Property Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission, in the Proxy Statement of Chelsea Property Group, Inc. that is made a part of the Registration Statement S-4 and related Prospectus of Simon Property Group, Inc. for the registration of Common Stock, 6% Series I Convertible Perpetual Preferred Stock and 8 3/8% Series J Cumulative Redeemable Preferred Stock.

/s/ ERNST & YOUNG LLP
New York, New York August 9, 2004

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Consent of Independent Registered Public Accounting Firm